UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 6
TO
FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

TRANSPORT CORPORATION OF AMERICA, INC.
(Exact name of registrant as specified in its charter)

Minnesota	41-1386925
((State of incorporation or organization)	(I.R.S. Employer Identification No.)

1715 Yankee Doodle Road Eagan, Minnesota	55121
(Address of principal executive offices)	(zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered None	Name of each exchange on which each class is to be registered None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights
(Title of Class)

ITEM 1.  DESCRIPTION OF SECURITIES TO BE REGISTERED

        Reference is hereby made to the Registration Statement on Form 8-A filed by Transport Corporation of America, Inc. (the “Company”) with the United States Securities and Exchange Commission (the “SEC”) on February 27, 1997, as amended on March 5, 1997, June 29, 1998, January 21, 2000, July 31, 2002, August 1, 2002, and July 22, 2004, relating to the Rights Agreement between the Company and LaSalle Bank National Association (the “Rights Agent”), successor to Wells Fargo Bank Minnesota, N.A. (formerly Norwest Bank Minnesota, N.A.), dated as of February 25, 1997, and as amended on June 29, 1998, January 17, 2000, August 1, 2002, and July 21, 2004 (the “Rights Agreement”). Such Forms 8-A and 8-A12G/A are hereby incorporated by reference herein.

        On October 27, 2005, the Company announced that it had entered into an Agreement and Plan of Merger, dated as of October 26, 2005 (the “Merger Agreement”), with Patriot Holding Corp. (“Purchaser”) and Patriot Acquisition Corp., a wholly-owned subsidiary of Purchaser (“Sub”). Purchaser and Sub are entities directly or indirectly controlled by Goldner Hawn Johnson & Morrison Incorporated, a Minneapolis-based private equity firm. In connection with the execution of the Merger Agreement, on October 26, 2005, the Company and LaSalle Bank National Association amended Section 1(a) of the Company’s Rights Agreement to exclude Purchaser and Sub from the definition of “Acquiring Person.” The Rights Agreement was also amended to provide that it will terminate if the merger is consummated.

        A copy of the amendment to the Rights Agreement is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The foregoing description of the amendment to the Rights Agreement is not complete and is qualified in its entirety by reference to the amendment.

ITEM 2.  EXHIBITS

Exhibit 4.1	Amendment No. 5 to Rights Agreement by and between LaSalle Bank National Association, successor to Wells Fargo Bank Minnesota, N.A. (formerly Norwest Bank Minnesota, N.A.), dated February 25, 1997, as amended (incorporated by reference to Exhibit 4.1 to Transport Corporation of America, Inc.’s Current Report on Form 8-K filed with the SEC on October 27, 2005)

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 6 to be signed on its behalf by the undersigned, thereto duly authorized.

TRANSPORT CORPORATION OF AMERICA, INC.

Date:	October 27, 2005	By:	/s/ Michael J. Paxton
Michael J. Paxton
Chairman, Chief Executive Officer and President

EXHIBIT INDEX

Exhibit 4.1	Amendment No. 5 to Rights Agreement by and between LaSalle Bank National Association, successor to Wells Fargo Bank Minnesota, N.A. (formerly Norwest Bank Minnesota, N.A.), dated February 25, 1997, as amended (incorporated by reference to Exhibit 4.1 to Transport Corporation of America, Inc.’s Current Report on Form 8-K filed with the SEC on October 27, 2005)